                                                                     EXHIBIT 2.1


                         UNITED STATES BANKRUPTCY COURT
                           NORTHERN DISTRICT OF TEXAS
                                DALLAS DIVISION


-------------------------
In re:                                )       CHAPTER 11

SEARCH FINANCIAL SERVICES             )       CASE NO. 398-32129-RCM-11
ACCEPTANCE CORP.                      )       CASE NO. 398-32128-SAF-11
MS FINANCIAL, INC.,                   )       CASE NO. 398-32130-SAF-11
SEARCH FUNDING CORP.                  )       CASE NO. 398-32131-SAF-11
SEARCH FINANCIAL                      )       (Requesting to be Jointly
SERVICES, INC.                        )       Administered Under Case No.
                                      )       398-32129-RCM-11)
DEBTORS                               )

-------------------------

                   AGREED ORDER REGARDING LIMITED USE OF CASH
                        COLLATERAL (MS FINANCIAL, INC.)

                            FILING AND JURISDICTION


         A. These cases were commenced by the filing of voluntary petitions for relief Under Chapter 11 of Title 11, United States Code (the "Bankruptcy Code") on March 6, 1998 (the Petition Date") in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the "Court");

         B. Since the Petition Date, MS Financial, Inc. (the "Debtor" or "MSFI") has operated its business and managed its affairs as a debtor-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code. Neither a trustee nor a creditors' committee has been appointed in this case as of the filing of this Order;

         C. The Court has jurisdiction of this matter pursuant to 28 U.S.C. Section 1334;

         D. This matter is a core proceeding pursuant to 28 U.S.C. Section 157(b)(2);

                     LOAN DOCUMENTS AND SECURITY INTERESTS

         E. Fleet Bank, N.A., acting as agent for itself and for certain other banks ("Fleet") and the Debtor, and the Debtor's parent corporation, Search Financial Services, Inc. ("Search"), are parties to a certain Loan Agreement dated as of July 31, 1997 (the "Loan Agreement" and more generally with the other loan documents described below or otherwise executed in conjunction with the Loan Agreement, the "Fleet Facility");

         F. Incident thereto the Debtor executed promissory notes to Fleet and to other banks in the lending group for which Fleet acts as agent under the Loan Agreement, which notes reflected an original aggregate commitment of $70,000,000 and under which, from time to time, indebtedness would exist reflecting the obligations of the Debtor for borrowings and other fees, expenses and costs under the Fleet Facility (the "Notes");

         G. The Debtor's indebtedness and obligations to Fleet pursuant to the Fleet Facility are secured upon the terms of (a) a certain Security Agreement dated as of July 31, 1997 (the "Security Agreement") and (b) a certain Pledge Agreement dated as of July 31, 1997 (the "Pledge");

         H. The Security Agreement granted to Fleet a first priority security interest in substantially all of the Debtor's existing and after-acquired assets, as more fully described in Exhibit "A" attached hereto (the "Assets"); Nothing in this Order shall be deemed to limit the right of any party in interest in the Debtors' case to object to Fleet's debt or the validity of its liens.

         I. The Pledge granted to Fleet a first priority security interest in the Debtor's equity (the "Stock") in its wholly owned subsidiary, MS Auto Receivables Company, a Delaware corporation ("MS Auto");

         J. Together the Assets and the Stock constitute collateral to secure repayment of the Notes and other indebtedness under the Fleet Facility (the "Collateral");

         K. Generally, the Debtor is a financial services company specializing in the purchase and management of non-prime motor vehicle receivables, essentially obligations of consumer obligors secured by depreciating motor vehicles (the "Receivables");

         L. Generally, MS Auto is in the same business as the Debtor, except that (a) its ownership of similar non- prime motor vehicle receivables (the "MS Auto Receivables") arose as a result of a certain securitization transaction closed in 1995 and (b) since the securitization it has not purchased new receivables;

         M. The Debtor used loan proceeds from the Fleet Facility to finance its non-prime motor vehicle financing business. In the ordinary course of its business, the Debtor was permitted to draw down funds advanced by Fleet based upon a formula (the "Borrowing Base Formula"). The Loan Agreement contemplated that the Debtor was to pay Fleet all of the collections that the Debtor received from its customers, whether (i) directly, where the Debtor initially had access to the funds, or (ii) indirectly, through lockbox arrangements where the Debtor lacked access to the funds, which funds were forwarded by the deposit bank directly to Fleet. The Borrowing Base Formula permitted the Debtor, so long as it was not in default, to draw down funds against a percentage of its then existing qualified collateral, consisting in the main of Receivables on eligible automobile loans;

         N. The Debtor has historically collected the Receivables directly or indirectly through a subsidiary of Search, Search Financial Services Acceptance Corp. ("Search Acceptance"), and employees thereof;

         O. The lockbox arrangement referenced above is embodied in, among other documents, a certain Lockbox and Controlled Account Agreement dated as of July 31, 1997 by and among Fleet, the Debtor and Hibernia National Bank, the depository bank located in New Orleans, Louisiana (the "Lockbox Agreement");
         P. All of the Debtor's obligations under the Fleet Facility are guaranteed by Search;

                                 FLEET'S CLAIM

         Q. As of the Petition Date, the unpaid balance of principal on the Notes, exclusive of accrued but unpaid interest, fees and payments other than interest due Fleet under the Fleet Facility, attorneys' fees, costs and expenses, was $60,749,582.08. The Loan Agreement entitles Fleet to recover all of its reasonable out-of-pocket costs and expenses, including reasonable attorneys' fees, in enforcing its remedies pursuant to the Fleet Facility;

         R. The proceeds from the collection of any Receivables, the proceeds from the disposition of any repossessed or returned collateral securing the Receivables, the proceeds from the sale of all or any portion of the Assets or the Stock, and any and all dividends or other distributions from the Stock, constitute and will constitute Fleet's "cash collateral" as that term is defined in Section 363(a) of the Bankruptcy Code.

         S. In conjunction with the Lockbox Agreement, payments of Receivables are required to be deposited into a blocked account at Hibernia National Bank in New Orleans, Louisiana to be disbursed to Fleet in accordance with the Lockbox Agreement;

         T. Certain other payments of Receivables or dispositions of other Assets prior to the Petition Date were being paid directly to, or collected directly by, the Debtor or by Search or Search Acceptance for application to the Fleet Facility as required by a Temporary Injunction Order (the "TIO") issued by consent of the parties on February 24, 1998, by the District Court of Dallas County, Texas, 193rd Judicial District in Fleet Bank, N.A. v. MS Financial, Inc. and Search Financial Services Inc. (Case No. DV98-1006) (the "Texas Action");

         U. The Debtor wishes to use Fleet's cash collateral, and Fleet has consented to the limited use of its cash collateral, in accordance with the terms and conditions hereof.

               SEGREGATION, ACCOUNTING AND USE OF CASH COLLATERAL

         1. Subject to the terms and conditions hereof, the Debtor may use Fleet's cash collateral as follows: for a period (the "Specified Period") of two weeks commencing March 9 and ending March 21, 1998 the Debtor may use Twenty Thousand ($20,000.00) Dollars per business day (including Saturdays and excluding Sundays) to pay the costs associated with the management, sale, collection and/or liquidation of the Collateral, which costs shall materially comply with those expenditures identified in the budget attached hereto in the form of Exhibit "B". The Specified Period may be extended for successive daily or weekly periods by the filing in this proceeding of a joint written notice executed by Fleet and the Debtor without need of further action by this Court, provided, however, that authorization to use cash collateral pursuant to such a notice shall be limited, absent further Court order, to no more than the daily amount and for the budgetary purposes set forth or referenced in this paragraph.

         2. As adequate protection to Fleet and to safeguard Fleet against any diminution in the value of its Collateral arising from the Debtor's use of cash collateral, pursuant to Sections 361 and 363(e) of the Bankruptcy Code, Fleet is hereby granted a continuing post-petition replacement lien and security interest in all property, assets and interests in property of the Debtor, of every name, nature and description, and the proceeds thereof, not subject to the application, if at all, of Section 551 of the Bankruptcy Code, whether existing on the Petition Date or acquired or arising thereafter which liens shall be junior to all valid, enforceable and perfected liens in existence as of the Petition Date, all of which shall be equivalent to a lien granted under Section 364(c)(2) and (3) of the Bankruptcy Code. The validity, enforceability, and perfection of Fleet's post-petition lien shall not be subject to the "equities of the case" exception to 552(b) of the Bankruptcy Code and shall not depend upon filing, recordation, or any other act required under applicable state or federal law, rule or regulation. If Fleet hereafter requests the Debtor to execute and deliver to Fleet financing statements, mortgages, deeds of trust, applications for lien notations, or other instruments or documents considered by Fleet to be reasonably necessary or desirable to further evidence the perfection of liens and security interests herein granted, the Debtor is authorized and directed to execute and deliver such instruments and documents to Fleet, and Fleet is granted relief from the automatic stay of Section 362 of the Bankruptcy Code in order to perfect such liens and security interests.

         3. As further adequate protection to Fleet for the Debtor's use of cash collateral, Fleet is hereby granted an administrative priority claim pursuant to Section 507(b) of the Bankruptcy Code, superior to any and all other costs and expenses of the kind specified in, and pursuant to, Sections 507(a)(1), 506(c), 507(b) and 726(b) of the Bankruptcy Code, to the extent the liens granted pursuant to this Order prove inadequate to protect Fleet from any post-petition diminution in the value of its interest in the pre-petition Collateral, and the proceeds thereof arising from the Debtor's use of cash collateral.

         4. The terms and provisions of this Order with respect to the liens and security interests granted hereby, and the super-priority administrative expense claim, shall continue for the duration of this Chapter 11 case and for the duration of this case under any other chapter of the Bankruptcy Code to which it may be converted, and such liens and security interests shall maintain the priorities established hereby until satisfied and discharged, notwithstanding the appointment of a trustee or examiner in this or any converted case or the dismissal of this or any converted case, and notwithstanding the expiration or termination of this Order, as it may be amended or extended from time to time.

         5. In the event any or all of the provisions of this Order are hereafter modified, amended, or vacated by a subsequent order of this Court or any other court, such modification, amendment, or vacation shall not affect the validity of any right or obligation arising under an order approving the Order prior to the effective date of such modification, amendment or vacation, which shall be governed in all respects by the provisions of this Order.

         6. Nothing contained herein shall be deemed a finding by the Court, or an acknowledgment by Fleet, that the liens and priority claims granted Fleet by this Order adequately protect Fleet for the Debtor's use of cash collateral.

         7. As long as this Order is in effect, the Debtor, and where necessary to comply herewith, Search and Search Acceptance shall:

                 a. insure the Assets in amounts and for the risks established as the practice of the parties under the Fleet Facility;

                 b. apply Fleet's cash collateral and other sources of cash available to them to the expenses of operation of their businesses substantially consistent with any budgets incorporated in this or any successive order and in particular, as a first priority, to the payment as and when due of payroll and payroll taxes concerning all employees who service the Receivables;

                 c. Except as expressly permitted in Paragraph 1 hereof and other than in respect to remittances made by obligors directly to the Hibernia lockbox maintained at Hibernia National Bank for Fleet's benefit, remit and cause any of their subsidiaries to remit as and when received on a daily basis to the Hibernia lockbox all collections and other proceeds from Receivables, or other Assets that are received by or for the benefit of MSFI, to Fleet, in the identical form received, whether cash, original checks, money order, Western Union, ACE Cash Express or otherwise;

                 d. provide Fleet a daily report concerning any and all collections of the Receivables, proceeds received arising from the foreclosure sale of repossessed or returned motor vehicles, and proceeds received from the disposition of any Assets;

                 e. In respect to MS Auto, and MSFI's control thereof as sole stockholder, to the extent that Search, Search Acceptance or subsidiaries of Search perform the role of servicing the MS Auto Receivables, take whatever actions are required:

                          (i) to provide Fleet with a current list, in detail reasonably requested by Fleet, of MS Auto's assets and liabilities;

                          (ii)    to provide Fleet with such financial
                 information concerning MS Auto as is of the type, and with the same timeliness, as is required to be provided hereunder by MSFI to Fleet;

                          (iii) to prohibit the purchase by MS Auto of any motor vehicle or consumer loans with the proceeds of collections of the MS Auto Receivables; and

                          (iv) to prohibit MS Auto from using any of the proceeds of collections of the MS Auto Receivables, proceeds received arising from the foreclosure sale of repossessed or returned motor vehicles and proceeds received from the disposition of any other assets owned by MS Auto, for any purpose other than the payment in the ordinary course of its own debts to lenders or to those rendering goods and services to it; and

                 f. In respect to the collection of Receivables, the Debtor and, where necessary to comply herewith, Search and Search Acceptance shall:

                          (i) promptly deliver to Fleet or its servicer, currently CSC Logic/MSA d/b/a Loan Servicing Enterprise (the "Servicer") true and correct copies of (a) the electronic file for MSFI's loan portfolio, (b) thorough and complete monthly reports of serving records for the loan portfolio for the past six months, and (c) such information regarding the system vendors, at risk account, bank reconciliations, system codes and specifications and all other information regarding the loan portfolio files and collection and reconciliation systems as the Servicer shall reasonably require to perform servicing of the loan portfolio;

                          (ii)    without limiting the generality of
                 subparagraph (i) above, provide to the Servicer, as soon as possible after the 15th day and the last day of each calendar month (each such day a "Reference Date") copies of the items described in clauses (a) and (c) of subparagraph (i), as well as thorough and complete servicing records for the loan portfolio, in each case updated through the applicable Reference Date; and

                          (iii) at any time requested by the Servicer, assist the Servicer in all reasonable ways requested by the Servicer to perform reconciliation of collections, efficiently and accurately complete a data mapping of data from the collection systems of the Debtor and Search and any of its subsidiaries handling the Receivables to the Servicer's collection systems, efficiently and accurately complete a conversion program to effect a conversion of the collection systems of the Debtor and Search and any of its subsidiaries handling the Receivables to the Servicer's collection systems and to validate and perfect the accuracy and completeness of the data mapping and the conversion program.

         8. During the Specified Period the Debtor shall permit Fleet, its agents and professionals, upon a reasonable basis:

                 a. to review the pre-petition, as well as the post-petition, books and records of the Debtor, or the books and records of Search, Search Acceptance or any of their subsidiaries maintained in connection with the servicing of the Collateral;

                 b. to review the books and records of MS Auto, or the books and records of Search, Search Acceptance or any of their subsidiaries maintained in connection with the servicing of the MS Auto Receivables;

                 c. to have access to any of the Assets for the purpose of appraising its or their value;

                 d. to use the services of Zolfo-Cooper, LLC, or other financial consultants of Fleet's selection, to have access to the business premises of the Debtor, MS Auto, Search, and Search Acceptance, the books and records of the Debtor and MS Auto, and, where relevant to the servicing of the assets of the Debtor or MS Auto, Search, Search Acceptance and any of their subsidiaries and personnel of the Debtor, MS Auto, Search and Search Acceptance and any of their subsidiaries who are knowledgeable concerning the same; and

                 e. to use the services of a servicing company, including without limitation, the Servicer to have access to the business premises of the Debtor, Search and Search Acceptance (or any of their subsidiaries), the Debtor's, Search's and Search Acceptance's (or any of their subsidiary's) facilities for the management and liquidation of the Receivables and the MS Auto Receivables and any repossessed or returned motor vehicles or the like, and the personnel of the Debtor, Search and Search Acceptance (or any of their subsidiaries), including MIS specialists on site, who are knowledgeable concerning the same.

         9. Except as shall have been modified or provided for herein, Fleet shall be entitled during the Specified Period to receive and apply to the Fleet Facility, including the Notes, all payments or proceeds made or delivered and to be made or delivered to it pursuant to the Lockbox Agreement and/or by or on behalf of the Debtor from and after the Petition Date, which payments or proceeds may be applied to interest, principal, late charges, other fees and payments due Fleet under the Fleet Facility, or the obligation of the Debtor to reimburse attorneys' fees, costs and/or expenses at Fleet's discretion, subject to Fleet's obligation to account for all such applications at the written request of the Debtor and further subject to the right of the Debtor or any party in interest to contest the application of such payments or proceeds at a later point in the proceeding. No attorneys' fees may be paid pursuant to this paragraph absent approval by the Court.

         10. To the extent that any cash collateral existed as of, or may accumulate after the Petition Date prior to the entry of this Order, subject to the provisions of this Order the same shall immediately be turned over to Fleet, provided, however, that it is the intention of the parties that the Debtor shall have had and has the right to use such cash collateral as may have existed as of the close of business on March 6, 1998 but not otherwise, as authorized by the TIO entered in the Texas Action. Such turnover of payments or proceeds shall be made as provided, where relevant, in paragraph 7(c) above.

         11. Except as expressly provided for herein or by application of the Bankruptcy Code, nothing contained in this Order shall:

                 a. constitute a waiver by Fleet of any rights which it may have under the Bankruptcy Code, or under and with respect to the Fleet Facility, including all loan documents referenced above, and the Collateral, including, without limitation, (i) the right to exercise with respect thereto all of the rights of a secured party under the Security Agreement and Pledge, the Uniform Commercial Code and other applicable law, or (ii) the right to seek relief from the automatic stay, additional adequate protection or to challenge any impairment of its respective claim or the Collateral, and incident thereto to introduce such evidence of its claim and Collateral value as may be appropriate in the circumstances;

                 b. constitute a waiver by the Debtor of any rights it may have (i) to oppose a request by Fleet for relief from stay, or
         (ii) to seek to use, sell or lease pursuant to the provisions of Section 363 of the Bankruptcy Code, the Collateral, or proceeds thereof, and any other property in which Fleet is granted a security interest hereunder;

                 c. affect in any way any rights and obligations among the constituent banks for which Fleet acts as agent and for itself, provided, however, that such banks shall be entitled to all of the benefits of this Order;

                 d. constitute consent by Fleet to these Chapter 11 cases or to the continuation thereof or constitute a waiver by Fleet of any rights in respect thereto which it may have;

                 e. constitute consent by Fleet to the use of its cash collateral other than as provided herein; and

                 f. obligate Fleet to permit the use of its cash collateral other than as provided herein or to advance funds to the Debtor for any reason, including, without limitation, for the payment of expenses of administration under the Bankruptcy Code.

         12. In consideration of the authorization granted by this order for the use by the Debtor of cash collateral, and in view of the effect of such use, no expense of administration of the Debtor's cases shall be charged against any of Fleet's Collateral, or charged to Fleet, pursuant to Section 506(c) of the Bankruptcy Code with respect to the Specified Period (as it may be extended by the parties), all of which rights, if any, are hereby waived forever by the Debtor on behalf of its bankruptcy estate and its creditors and shareholder. Notwithstanding the foregoing, the lien and the priority granted to Fleet herein, the liens possessed by Fleet as of the Petition Date, and the cash collateral generated therefrom, up to an aggregate amount equal to $4,166.67 per day for each day of the Specified Period (as it may be extended by the parties) shall be reserved for payment of the reasonable fees, costs and expenses incurred during the Specified Period (as it may be extended by the parties) of any professionals retained by the Debtor, and upon entry of an order approving payment of any of the Debtor's professionals' fees, costs and expenses, Fleet is authorized to pay the same from Fleet's cash collateral directly to such professionals; provided, however, that no cash collateral shall be used to pay any fees, costs and expenses incurred with investigating or asserting any claims or causes of action against Fleet or any other bank for which Fleet acts as agent under the Fleet Facility, or Fleet's liens or claims, or in connection with any motion filed by the Debtor seeking entry of an order authorizing the Debtor to utilize cash collateral without Fleet's consent. The entry of this Order is without prejudice to Fleet's rights to examine or object to an application seeking an award of fees to any professional retained by the Debtor.

         13. Subject to the provisions of the Bankruptcy Code where not otherwise expressly provided for herein, (i) the entry of this Order shall not terminate, modify, waive, or provide a defense to Search on its guaranty, (ii) the indebtedness under the Fleet Facility, including Search's guaranty, remains fully enforceable against Search to the extent enforceable against the Debtor, and (iii) Search and Search Acceptance shall be bound to all of the provisions hereof as if either were a signatory thereto, to the extent that it has access to, control over or performs services in respect to the Collateral, as more particularly set forth in this Order. Nothing herein is intended to, or shall, constitute relief to Fleet from the automatic stay in Search's proceeding or have the effect of increasing Fleet's claim in Search's proceeding above that which existed as of the filing date of that proceeding, except as may otherwise be permissible under the Bankruptcy Code.

         14. This Order and the cash collateral use arrangement approved herein shall become effective immediately upon execution by both the Court and by the parties as provided for below. The aforesaid arrangement and this Order shall terminate as provided herein.

         15. All banks for which Fleet acts as agent under the Fleet Facility shall be entitled to the benefits granted to Fleet under this Order.

         16. Any notice or report required hereunder sent via personal delivery, overnight delivery, or facsimile transmission shall be deemed given when received, but if sent via postage prepaid first class United States mail, it shall be deemed given three (3) business days after mailing. Items shall be addressed to the parties as set forth below:

                 If to Fleet:             Fleet Bank, N.A.
                                          Mail Stop:  CT MO H21B
                                          777 Main Street
                                          Hartford, CT  06115
                                          (Attention:  Mr. Edward J. Walsh)
                                          Telephone:  (860) 986-3784
                                          Telecopier:  (860) 986-2435

                 with a copy to:          Edwin E. Smith, Esq.
                 (which is not            Bingham Dana LLP
                 notice)                  150 Federal Street
                                          Boston, Massachusetts  02110
                                          Telephone:  (617) 951-8615
                                          Telecopier:  (617) 951-8736

                 and                      Neil W. Townsend, Esq.
                                          Bingham Dana LLP
                                          150 Federal Street
                                          Boston, Massachusetts  02110
                                          Telephone:  (617) 951-8866
                                          Telecopier:  (617) 951-8736

                 If to Debtor:            MS Financial, Inc.
                                          Search Financial Services Inc.
                                          Attn:  George C. Evans,
                                          Chief Executive Officer
                                          600 North Pearl Street
                                          Suite 2500, L.B. 123
                                          Dallas, TX  75201
                                          Telephone:  (214) 965-6000
                                          Telecopier:  (214) 965-6098
                 with a copy to:          Deborah Lynn Schrier-Rape, Esq.
                 (which is not            Andrews & Kurth, L.L.P.
                 notice)                  1717 Main Street, Suite 3700
                                          Dallas, TX  75201
                                          Telephone:  (214) 659-4520
                                          Telecopier:  (214) 659-4401

                 and                      Ellis Regenbogen, Esq.
                                          Search Financial Services Inc.
                                          600 North Pearl Street
                                          Suite 2500, L.B. 128
                                          Dallas, TX 75201
                                          Telephone:  (214) 965-6000
                                          Telecopier:  (214) 965-6098

                 and                      James  Donnell, Esq.
                                          Andrews & Kurth, L.L.P.
                                          600 Travis, Suite 4200
                                          Houston, TX 77002
                                          Telephone:  (713) 220-4200
                                          Telecopier:  (713) 220-4285

                                          H. DeWayne Hale
                                          Hale, Aston, Seckel, Taubenfeld, P.C.
                                          600 North Pearl Street
                                          Dallas, TX   75201
                                          Telephone:       (214) 720-2600
                                          Telecopier:      (214) 720-2665

SIGNED this 9 day of March, 1998.


                                                  /s/ Robert  McGuire
                                        ----------------------------------------
                                        U.S. BANKRUPTCY JUDGE

                            AGREED TO AND ACCEPTED:



               /s/ James Donnell                                       /s/ Sabin Willett
-------------------------------------------            ---------------------------------------------------
Deborah Lynn Schrier-Rape, Esq.                        Guy B. Moss
State Bar No. 00785635                                 Sabin Willett
James Donnell, Esq.                                    Bingham Dana LLP
State Bar No. 05981300                                 150 Federal Street
Andrews & Kurth, L.L.P.                                Boston, Massachusetts  02110
1717 Main Street, Suite 3700                           (617) 951-8000
Dallas, Texas  75201
(214) 659-4100                                         (pro hac vice application pending)

ATTORNEYS FOR MS FINANCIAL, INC. and SEARCH            Mark A. Goodman
FINANCIAL SERVICES ACCEPTANCE CORP.                    State Bar No. 08156920
                                                       David, Goodman & Madole
                                                       Two Lincoln Centre
                                                       5420 LBJ Freeway, Suite 1200
         /s/ H. DeWayne Hale                           Dallas, Texas  75240
-------------------------------------------
H. DeWayne Hale                                        (972) 991-0889
State Bar No. 08725800
J. Mark Chevallier                                     ATTORNEYS FOR FLEET BANK, N.A.
State Bar No. 04189170
Hale, Aston, Seckel & Taubenfeld, P.C.
600 North Pearl Street
Dallas, TX   75201
(214) 720-2600

ATTORNEYS FOR SEARCH
FINANCIAL SERVICES INC. AND
SEARCH FUNDING CORP.

                       ADDENDUM TO CASH COLLATERAL ORDER

New Paragraph 17

         17. Nothing herein shall be construed as having the effect of making the MS Auto Receivables "property of the estate" or "cash collateral" or of granting to Fleet any lien, security interest, or other interest in the MS Auto Receivables (for anything other than the payment of fees permitted pursuant to existing, prepetition servicing agreements) or from altering in any way the existing, prepetition procedures with regard to the collection, remittance and reporting requirements regarding the MS Auto Receivables.

AGREED:



         /s/ Stacy Jernigan                 Haynes and Boone, LLP, Counsel for
----------------------------------------    LaSalle National Bank and
                                            Financial Security Assurance, Inc.

         /s/ James Donnell                  Andrews & Kurth, LLP, Counsel for
----------------------------------------    MS Financial, Inc. and Search
                                            Financial Services Acceptance Corp.

         /s/ Mark Goodman                   David, Goodman & Madole, Counsel for
----------------------------------------     Fleet Bank, N.A.

         /s/ H. DeWayne Hale                H. DeWayne Hale, Hale, Aston, Seckel
----------------------------------------    & Taubenfeld, Counsel for Search
                                            Financial Services Inc. and Search
                                            Funding Corp.

                            ADDENDUM TO AGREED ORDER
                    REGARDING LIMITED USE OF CASH COLLATERAL

On July 31, 1997, Hibernia National Bank ("Hibernia"), MS Financial, Inc. ("MS Financial"), and Fleet Bank, N.A., as agent (the "Agent") entered into that certain Lockbox and Controlled Account Agreement, a copy of which is attached hereto (the "Lockbox Agreement").

                                   AGREEMENT:

1. MS Financial and the Agent have agreed to the terms and provision of that certain Agreed Order Regarding Limited Use of Cash Collateral to which this Addendum is attached (the "Agreed Order"). Hibernia is not a party to the Agreed Order except as regards continuation of the Lockbox Agreement provided herein, and Hibernia reserves all rights and remedies in these proceedings.

2. MS Financial, the Agent and Hibernia wish to continue the Lockbox Agreement as amended hereby. Defined terms, unless otherwise defined herein, shall have the same meaning ascribed to them in the Lockbox Agreement.

3. Except to the extent otherwise provided herein, all terms and provisions of the Lockbox Agreement including, but not limited to, payment of all fees and charges to Hibernia under the Lockbox Agreement, are incorporated herein for all purposes, shall continue in full force and effect as a post-petition contract for the term of the Agreed Order.

4. In the event that the authority to use cash collateral of the Agent under the Agreed Order shall terminate, the Agent shall immediately notify Hibernia in writing of such termination. Such notice shall be delivered as follows:


                 Hibernia National Bank
                 313 Carondelet Street
                 New Orleans, LA  70112
                 (Attention: Mr. Barry McMahan)
                 Via Telecopy: (504) 533-5817

                 Hibernia National Bank
                 313 Carondelet Street
                 New Orleans, LA 70112
                 (Attention: Pat Gaffney, Esq.)
                 Via Telecopy: (504) 533-5636

                 Mr. William L. Wallander
                 Winstead Sechrest & Minick P.C.
                 5400 Renaissance Tower
                 1201 Elm Street
                 Dallas, TX  75270
                 Via Telecopy (214) 745-5390






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
On the date of receipt of such notice, Hibernia will cease to wire funds to the Agent's Depositary Account and will hold funds deposited into the Depository Account pending further Order of the Bankruptcy Court or an agreement in writing by and among MS Financial, the Agent and Hibernia. All fees and charges under the Lockbox Agreement shall continue notwithstanding the holding of funds by Hibernia hereunder.

AGREED TO AND ACCEPTED:

         /s/ James Donnell for DSR
---------------------------------------------
Deborah L. Schrier-Rape
State Bar No. 00785636
Andrews & Kurth L.L.P.

ATTORNEYS FOR SEARCH FINANCIAL
SERVICES ACCEPTANCE CORP. AND MS FINANCIAL, INC.

         /s/ H. DeWayne Hale
---------------------------------------------
H. DeWayne Hale
State Bar No. 08725800
Hale, Aston, Seckel & Taubenfeld, P.C.

ATTORNEYS FOR SEARCH FUNDING CORP.
AND SEARCH FINANCIAL SERVICES INC.

         /s/ Mark Goodman
---------------------------------------------
Mark A. Goodman
State Bar No. 08156920
David Goodman & Madole, P.C.

ATTORNEYS FOR FLEET BANK, N.A.

         /s/ William Wallander
---------------------------------------------
William L. Wallander
State Bar No. 20780750
Winstead Sechrest & Minick P.C.

ATTORNEYS FOR HIBERNIA NATIONAL BANK

         /s/     Stacy Jernigan
---------------------------------------------
Stacy Jernigan
State Bar No. 1065220
Haynes and Boone, LLP

ATTORNEYS FOR LASALLE NATIONAL BANK AND FINANCIAL SECURITY ASSURANCE, INC.





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